                                                                    EXHIBIT 99.1


                                  KIRKLANDS(R)
--------------------------------------------------------------------------------

                                                                    News Release

Contact:  Rennie Faulkner
          Executive Vice President & CFO
          (731) 668-2444

                     KIRKLAND'S REPORTS FIRST QUARTER SALES

JACKSON, Tenn. (May 5, 2005) -- Kirkland's, Inc. (NASDAQ/NM: KIRK) today announced sales for the 13-week period ended April 30, 2005.

         Net sales for the first quarter ended April 30, 2005, increased 2.5% to $84.7 million from $82.6 million for the first quarter ended May 1, 2004. Comparable store sales for the first quarter of 2005 decreased 10.4%. Kirkland's comparable store sales increased 1.5% for the first quarter of fiscal 2004. The Company opened 9 stores and closed 17 stores during the quarter and is on target to open 55 to 60 new stores and close 30 stores in fiscal 2005.

         Kirkland's also stated that it now expects its net loss for the quarter to be at the lower end of its previously issued guidance of $0.07 to $0.10 per diluted share. The Company will release its first quarter results before the market opens on May 19, 2005, and hold its regularly scheduled first quarter earnings conference call at 10:00 a.m. EDT on May 19, 2005.

         Commenting on the announcement, Robert Alderson, Kirkland's Chairman of the Board, President and Chief Executive Officer, said, "Our sales results reflected ongoing softness in the home furnishings retail sector. The current environment notwithstanding, we continue to execute the merchandising, marketing, store operations and real estate strategies that we believe will contribute to better sales and earnings results in the second half of the year."

         Kirkland's, Inc. was founded in 1966 and is a leading specialty retailer of home decor in the United States, operating 312 stores in 37 states. The Company's stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company's stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

         Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home decor industry in general and in Kirkland's specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on April 14, 2005. Kirkland's disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                      -END-

           805 N. Parkway - Jackson, Tennessee 38305 - (731) 668-2444